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                                                                      EXHIBIT 10



MANUFACTURING & SALE AGREEMENT, dated as of August 20, 2002

BY AND BETWEEN:                    MAYOR'S JEWELERS, INC., a company
                                   incorporated under the laws of Delaware and having its head office at 14051 Northwest
                                   14th Street Sunrise, FL 33323 (hereinafter referred to as "Mayor's")

AND: HENRY BIRKS & SONS INC., a company incorporated under the laws of Canada and having its head office at 1240 Phillips Square, Montreal, (Quebec) (hereinafter referred to as "Birks")

THIS AGREEMENT WITNESSETH THAT,

WHEREAS, Mayor's is engaged in the retail jewelry business at various locations in the United States; and

WHEREAS, Birks possesses certain expertise and authority in manufacturing and purchasing jewelry and related goods;

WHEREAS, Mayor's wishes to purchase certain jewelry and related goods from Birks; and

WHEREAS, Mayor's and Birks wish to benefit from their combined buying power;

NOW THEREFORE, in consideration of the mutual covenants and premises herein contained, it is agreed by and between the Parties as follows:


                                   ARTICLE ONE
                                 INTERPRETATION

1.1. DEFINITIONS. For the purposes hereof, the following words and phrases shall have the following meanings, respectively, unless otherwise specified by the context:


         (a) "Agreement" shall mean this Manufacturing and Sale Agreement and all instruments supplemental hereto or any amendment or confirmation hereof; "herein", "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision.

         (b) "Independent Committee" shall mean a committee composed of two or more independent members of the Board of Directors of Mayor's.


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         (c)      "COO" shall mean the person then designated by the Board of
                  Directors of Mayor's as the Chief Operating Officer of
                  Mayor's.

         (d)      "Event of Default" shall have the meaning ascribed thereto in
                  Section 4.2.

         (e)      "fiscal year" shall mean a fiscal year of Mayor's.

         (f) "Parties" shall mean Mayor's and Birks and "Party" shall mean any one of them.

1.2 HEADINGS. The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience or reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.3 SEVERABILITY. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provisions of this Agreement.

1.4 ENTIRE AGREEMENT. This Agreement, together with any documents to be delivered pursuant hereto or thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

1.5 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether similar or not) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing and duly executed by the Party to be bound thereby.

1.6 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the Laws of the State of Delaware applicable therein.

1.7 CURRENCY. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States dollars.




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                                   ARTICLE TWO
                                  MANUFACTURING

2.1 MANUFACTURED PRODUCTS. From time to time and upon Mayor's request, Birks shall agree to manufacture and Mayor's shall agree to purchase from Birks, diamond, precious, semi-precious, gold and silver jewelry ("Manufactured Products"), the quantity, specification and delivery of which shall be mutually agreed upon between the two Parties.

2.2 PRICE. The price of Manufactured Products shall be calculated in accordance with industry practices generally prevailing at the time and consideration shall be given to the following, without limitation: (a) the cost associated with production and transportation of the Manufactured Products, including but not limited to, the cost of (i) precious metals, stones and other materials, (ii) labor, (iii) overhead
         (iv) shipping, (v) duties, (vi) taxes, (vii) brokerage fees and (b) a reasonable factory margin. Birks hereby represents and warrants that the price of Manufactured Products shall be competitive with the market generally prevailing at the time of the transaction.


                                  ARTICLE THREE
                          SALES OF THIRD-PARTY PRODUCTS

3.1 PRODUCTS. From time to time and upon Mayor's request, Birks shall agree to sell to Mayor's and Mayor's shall agree to purchase from Birks, diamond, precious, semi-precious, gold and silver jewelry, loose gemstone and other products, which Birks has purchased from a third-party vendor ("Third-Party Products"), the quantity, specification and delivery of which shall be mutually agreed upon between the two Parties. In addition to the foregoing, as long as Birks' prices remain competitive relative to market and Birks is able fulfill Mayor's requirements in terms of quality, standards, cut and specifications, as applicable, Mayor's hereby agrees that during the pendency of this Agreement, Birks shall have the first right to supply Mayor's with all of its Third-Party Product requirements.


3.2 PRICE. Birks hereby represents and warrants that the price of the Third-Party Products shall be competitive with the market generally prevailing at the time of the transaction given the quantity and quality of the merchandise sold, shall be fair and in any event no greater than the price Birks paid to a third party vendor.


                                  ARTICLE FOUR
                             TERM; PAYMENT; REMEDIES

4.1 TERM. This Agreement will become effective on the date first mentioned above and will remain in effect for an initial period of one year from




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         that date. The Agreement shall automatically renew for additional one-year terms unless otherwise terminated.

4.2 TERMINATION. Birks or the Independent Committee shall have the right to terminate this Agreement upon the occurrence of an Event of Default if such default is not cured in 10 business days. Birks or the Independent Committee may terminate this Agreement upon 90 days notice to the other Party prior to the end of a term.

4.3 PAYMENT. Birks will invoice Mayor's for amounts payable for goods sold to Mayor's pursuant to Sections 2 and Section 3. Payment shall be due and payable by Mayor's within 60 days of receipt of each invoice.

4.4      EVENT OF DEFAULT. An "Event of Default" will mean any of the following:

         (a) The failure by any Party to perform or fulfill any obligation pursuant to the Agreement;

         (b) The bankruptcy of any Party or the making by such Party of an assignment for the benefit of creditors, or the appointment of a trustee or receiver and manager or liquidator to such Party for all or a substantial part of its property, or the commencement of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against such Party under the laws of any jurisdiction, except where such proceedings are defended in good faith by such Party.

4.5 REMEDIES. If any Event of Default shall have occurred to any Party, then the other Party may exercise the remedies permitted by the law and the Agreement may immediately terminate and all amounts shall become due and payable.

4.6 DEFAULT INTEREST. If any Party fails to pay as and when due and payable any amount hereunder, then such Party shall pay interest on such amount from the due date up to and including the date when such amount and all interests thereon are paid in full at the rate per annum equal to 18% (1.5% per month). Such interest shall be payable on demand.

                                  ARTICLE FIVE
                                     GENERAL

5.1 REVIEW. For each fiscal year under this Agreement, the COO shall present a proposed purchase plan to the Independent Committee setting forth (i) a schedule of the goods to be purchased from Birks for that fiscal year and (ii) the cost of such goods (a "Purchase Plan"). For the current fiscal year, the COO shall present a Purchase Plan to the Independent Committee within 60 days following execution of this Agreement. For each subsequent fiscal year under this Agreement, the COO shall present a Purchase Plan to the Independent Committee by the end of the first quarter of the fiscal year to which such Project Schedule applies. In each fiscal year, the Independent Committee shall review the Purchase Plan and approve the Purchase Plan either (i) as proposed by the COO or (ii) as modified by the Independent Committee in



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         consultation with the COO. Once approved by the Independent Committee, a Purchase Plan may be amended by the COO, in his discretion, to reflect changes in events, circumstances or the requirements of Mayor's; provided that, any material amendment shall be approved by the Independent Committee. By the end of the first quarter of each fiscal year under this Agreement, the COO shall present a report to the Independent Committee, detailing (i) the goods by product category purchased from Birks in the preceding fiscal year (ii) the cost of such goods (iii) the year end inventory of such goods and (iv) the standard mark-up on sales of such goods. Notwithstanding anything to the contrary herein contained, at any time during the pendency of this Agreement the Independent Committee shall have authority to investigate, audit, review or otherwise examine any goods purchased or to be purchased hereunder from Birks, including without limitation, the cost of such goods, the quality of such goods, the rate of return, comparable goods, third-party vendors of Birks and other matters deemed important by the Independent Committee. The Independent Committee shall consult with and advise the COO of Mayor's as the Independent Committee deems appropriate.

5.2 CONTROL PROCEDURES. The Parties hereby agree that the procedures under this Agreement with respect to quality control, customer returned goods, damaged goods, delivery and seasonality will be consistent with customary industry practices then prevailing.

5.3 NOTIFICATION. Each Party shall forthwith notify the other Party of any circumstances or facts that materially and adversely affect or could reasonably be expected to materially and adversely affect such Party's performance of its obligations hereunder.

5.4 NOTICES. Any notice, consent, approval, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or sent by telex, telecopier or similar telecommunication device and addressed:

         (a)      in the case of Mayor's:

                           Mayor's Jewelers, Inc.
                           14051 Northwest 14th
                           Street Sunrise, FL 33323
                           Attention: Chief Operating Officer

         (b)      in the case of Birks:

                           Henry Birks & Sons Inc.
                           1240 Phillips Square
                           Montreal, Quebec
                           H3B 3H4, Canada
                           Attention: Chief Financial Officer



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         Any notice, consent, approval, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if sent by telex, telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such delivery. Any Party may change its address for service by written notice given as aforesaid.




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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and at the place first above mentioned.

                                MAYOR'S JEWELERS, INC.


                                By: /s/ Mark Weinstein
                                   -----------------------------------------
                                     Name:    Mark Weinstein
                                     Title:   Chief Operating Officer and
                                              Senior Vice President


                                HENRY BIRKS & SONS INC.


                                By:  /s/ Thomas A. Andruskevich
                                     ---------------------------------------
                                     Name:     Thomas A. Andruskevich
                                     Title:    President and
                                               Chief Executive Officer




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